UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
August 12, 2011
ENTERPRISE FINANCIAL SERVICES CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Meramec, St. Louis, Missouri (Address of principal executive offices)	63105 (Zip Code)

Registrant's telephone number, including area code
(314) 725-5500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement
On August 12, 2011, Enterprise Bank & Trust (“Enterprise Bank”), a wholly owned subsidiary of Enterprise Financial Services Corp (the “Company”) acquired certain assets and assumed substantially all of the deposit and other certain liabilities of First National Bank Olathe (“FNB Olathe”) from the Federal Deposit Insurance Corporation (“FDIC”), as receiver for FNB Olathe, pursuant to the terms of a Purchase and Assumption Agreement - Whole Bank; All Deposits, dated August 12, 2011, by and between Enterprise Bank and FDIC as receiver (the “Agreement”). All financial and other numeric measures of FNB Olathe described below are based upon FNB Olathe's internally prepared interim financial statements as of August 12, 2011, which is subject to change.

Enterprise acquired assets of approximately $526.0 million and assumed total deposits of approximately $508.5 million including approximately $51.4 million of CDARS and Qwickrate time deposits. Approximately $457.1 million of the deposits were acquired at a premium of 1.5% and the assets were acquired at a discount of 11.8% to their historic book value. In addition, Enterprise Bank also acquired approximately $22.4 million of trust assets. FNB Olathe operated six branches in Olathe, Kansas and a Loan Production Office in Scottsdale, Arizona. The terms of the Agreement provide for the FDIC to indemnify Enterprise Bank against claims with respect to liabilities and assets of the former FNB Olathe or any of its affiliates that are not assumed or otherwise purchased by Enterprise Bank and with respect to certain other claims by third parties.

Pursuant to the terms of the Agreement, Enterprise Bank entered into loss sharing agreements with the FDIC that cover approximately $405.2 million in loans and other real estate owned, including single family residential mortgage and construction loans, as well as commercial loans (“Covered Assets”). Pursuant to the terms of the loss sharing agreements, the FDIC will reimburse Enterprise Bank for 80% of losses up to $112.6 million, 0% of losses between $112.6 million and $148.9 million and 80% of losses in excess of $148.9 million with respect to Covered Assets. Enterprise Bank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC has reimbursed Enterprise Bank under the loss sharing agreements. The loss sharing agreement applicable to single-family residential mortgage loans has a term of ten (10) years, while the loss sharing agreement applicable to all other Covered Assets provides for the sharing of losses for five (5) years, while requiring Enterprise Bank to reimburse the FDIC for any recoveries of such shared losses for a period of eight (8) years.

As part of the acquisition, Enterprise Bank acquired interests in three subsidiaries of FNB Olathe from the FDIC: Corporate Holdings II, LLC, a real estate company holding other real estate owned; First National Bank of Olathe Community Development, Inc., a community development company; and Midwest Information Technology, a data processing company, in which FNB Olathe had a 49% interest. Assets of Corporate Holdings II, LLC, are within the provisions of the loss sharing agreements. The terms of the Agreement provide for the FDIC to indemnify Enterprise Bank against claims with respect to liabilities and assets of FNB Olathe or any of its affiliates not assumed or otherwise purchased by Enterprise Bank and with respect to certain other claims by third parties.

In conjunction with the acquisition, Enterprise Bank provided the FDIC with a Value Appreciation Instrument (“VAI”) whereby 1.0 million units were awarded to the FDIC at an exercise price of $13.59 per unit. The units are exercisable at any time from August 19, 2011 until August 10, 2012. If the FDIC exercises the units, Enterprise will be required to pay the FDIC an amount in cash per unit equal to the volume weighted average price of the Company's common stock over the two trading days immediately prior to the exercise date minus the exercise price.
A copy of the press release announcing the transaction is attached hereto as Exhibit 99.1 and incorporated by reference into this Item 1.01.

Item 2.01.    Completion of Acquisition or Disposition of Assets
The information set forth in Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.01.

Item 9.01.    Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

To the extent that consolidated financial statements are required by this Item, they will be filed in an amendment to this report no later than October 28, 2011.

(b) Pro Forma Financial Information

To the extent that pro forma financial information is required by this Item, it will be filed in an amendment to this report no later than October 28, 2011.

(d)    Exhibits

99.1    Text of Press Release, dated August 12, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERPRISE FINANCIAL SERVICES CORP

Date:	August 18, 2011	By:	/s/ Deborah N. Barstow
Deborah N. Barstow
Senior Vice President and Controller